EXHIBIT 10.9

DE NOVO BANK CONSULTING AGREEMENT

May 21, 2003

Organizers

Forsyth County De Novo Bank, (proposed)

Cumming, Forsyth County, Georgia

Dear Organizers:

In keeping with our recent discussions, Brent Baker, Inc. (BBI), a Georgia Corporation, would be pleased to serve as exclusive Financial Advisor to the Bank/Bank Holding Company in Organization in the Forsyth County area of Georgia ('New Bank') in connection with the plan to effect the organization of a De Novo Bank/Bank Holding Company (the 'Engagement'). The initial term of the Engagement shall be for twelve months, and proposed terms are outlined below.

The Service of BBI

In its role as Financial Advisor, BBI shall provide the following sendees:

1. Assist with preparation of the documents for the organization of the bank (the Application);

2. Be responsible for preparing the feasibility analysis, location, and operations plan;

3. Assist in the development and selection of the organizing Board of Directors;

4. Assist in preparing the organizers confidential biographical and financial information;

5. Assist in the hiring of key employees and their compensation packages.

The outline of services above consists specifically to the preparation and filing of the application.

Compensation

I. In connection with the services to be provided, as outlined above, the new bank shall pay to BBI a fee equal to $35,000. The fee shall be non-refundable and shall be payable in the following manner:

$17,500. shall be due upon the execution of this agreement,

$17,500. shall be due upon filing the application and its acceptance by the appropriate regulatory agencies.

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The New Bank shall also be responsible for any pre-approved out-of-pocket expenses associated with the services to be provided by BBI.

Additional

I. The stock offering: Should the directors specifically request, BBI will assist in the preparation of a data base to be used for mail and telephone solicitation, assisting in the development of marketing materials (newsletter, response cards, folders, letters, etc.), and ordering mailing lists. BBI will also manage the stock raise, including the telephone campaign and motivating both Organizers and Employees in the sales effort. BBI will charge a fee of $5,000 per month until a maximum of $25,000 is reached. BBI is not a licensed broker and cannot directly participate in selling bank securities.

II. BBI may be called upon to provide other assistance or services in-connection with the organization of the proposed new bank. On a fee basis, BBI will be available to assist in various other requests that may include, but not limited to: locating branch sites, and assisting in any negotiations. Any additional assistance or services provided by BBI will incur agreed upon fees above the level of compensation listed above.

Indemnification and Contribution

Recognizing that transactions of the type contemplated by this Letter of Agreement sometimes result in litigation, and that BBI's role is limited solely to those services provided for herein, the New Bank agrees to indemnify BBI (and its directors, officers, shareholders, partners, agents, finders, employees, and controlling persons) to the full extent permitted by law against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of BBI and its counsel and all of BBI's and its counsel's reasonable travel and other out-of-pocket expenses) in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceeding arising there from (such fees, disbursements and expenses to be reimbursed quarterly as incurred) arising out of BBI's engagement hereunder.

If indemnification were for any reason not to be available with respect to any mater, the New Bank agrees to contribute to any settlement, loss or expenses so arising, in such proportion so that BBI is responsible for that portion represented by the percentage that BBI's cash fees hereunder bears to the total aggregate consideration payable in the proposed settlement for an action, suit, claim, loss or otherwise and the New Bank shall be responsible for the balance. The foregoing agreement shall be in addition to any rights that any indemnified party may have at common law or otherwise. However, BBI shall be solely responsible for any settlement attributable to direct misrepresentation by BBI.

In like manner, BBI shall indemnify the New Bank, and hold it harmless, from any and all loss, damage, liability or expense, including cost and reasonable attorney's fees, to which it may become subject, or which it may incur by reason of or in connection with any misrepresentations or misstatements of facts that BB1, or any of its representatives, may willfully make, knowing such statements to be false.

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Confidentiality

In connection with the Engagement, BBI shall have access to confidential materials of the New Bank. BBI, its shareholders, employees and agents shall keep all such information strictly confidential in whatever form so received, and shall execute a confidentiality agreement if so requested by the New Bank, and BBI agrees that the New Bank shall be entitled to equitable and injunctive relief in the event BBI breached any of its confidentiality obligations to the Bank.

If the foregoing correctly sets forth our entire understanding, please sign and return the enclosed copy of this Letter Agreement.

Sincerely

s/Brent H. Baker, Sr.

Brent H. Baker, Sr.

President, CEO

Agreed and Accepted This 21st

day of May, 2003

Bank/Bank Holding Company in Organization

By: s/Andrew K. Walker

       President (Proposed)

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